Exhibit 99.1
Contact: Cass Investor Relations
ir@cassinfo.com
July 18, 2024
Cass Information Systems reports Second Quarter 2024 Results
Second Quarter Results
(All comparisons refer to the second quarter of 2023, except as noted)

•Net income of $4.5 million, or $0.32 per diluted common share.
•Return on average equity and assets of 8.01% and 0.78%, respectively.
•Increase in facility expense transaction volumes of 25.1%.
•Processing fee growth of 8.9%.
•Maintained exceptional credit quality, with no non-performing loans or charge-offs.

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), (the Company or Cass) reported second quarter 2024 earnings of $0.32 per diluted share, as compared to $0.52 in the second quarter of 2023 and $0.52 in the first quarter of 2024. Net income for the period was $4.5 million, as compared to $7.1 million in the second quarter of 2023 and $7.2 million in the first quarter of 2024.

Martin Resch, the Company’s President and Chief Executive Officer, noted, “The first half of 2024 has been both exciting and disappointing. We successfully onboarded several large facility clients, increasing year over year facilities transactions by 25.1%, with a full queue of additional signed deals still to implement. In Transportation we launched Amplify by Cass, our new working capital solution for shippers and carriers, and have already enrolled a number of shippers, in addition to announcing our new partnership with FreightWaves SONAR for supply chain intelligence. In our Waste division, we signed our first resellers and referral partners for our Waste Invoice Management Solution, allowing us to scale sales exponentially. On top of all of this, we have robust pipelines throughout our business lines.” Resch added, “Low points include the loss of over $100 million of non-interest bearing funding due to a cyber event at a client and incurring an aggregate of $3.4 million of one-time expenses. Our focus for the second half of the year will be on signed client implementations, converting pipeline opportunities to signed deals and reducing run rate expense levels using the new technology that has been completed in the last year. Speed to revenue at lower operating expense is the goal going forward.”
Second Quarter 2024 Highlights

Transportation Dollar Volumes – Transportation dollar volumes were $9.1 billion during the second quarter of 2024, a decrease of 6.5% as compared to the second quarter of 2023 and an increase of 1.6% as compared to the first quarter of 2024. The average dollars per transaction declined to $1,023 during the second quarter of 2024 as compared to $1,056 in the second quarter of 2023. The average dollars per transaction was $1,019 during the first quarter of 2024. Transportation dollar volumes are key to the Company’s revenue as higher volumes generally lead to an increase in payment float, which generates interest income, as well as an increase in payments in advance of funding, which generates financial fees.

Facility Expense Dollar Volumes – Facility expense dollar volumes totaled $5.0 billion during the second quarter of 2024, an increase of 10.1% as compared to the second quarter of 2023 and a decrease of 5.5% as compared to the first quarter of 2024. The increase as compared to the second quarter of 2023 is largely reflective of new client volume. The decrease as compared to the first quarter of 2024 is due to seasonality of energy usage partially offset by an increase in transaction volumes.

Processing Fees – Processing fees increased $1.7 million, or 8.9%, as compared to the second quarter of 2023. The increase in processing fees was largely driven by an increase in facility transaction volumes of 25.1%. The Company has experienced recent success in winning facility clients with high transaction volumes. Transportation invoice volumes decreased 3.4% over the same period. The decline in transportation volumes is largely due to the on-going freight recession.

Financial Fees – Financial fees, earned on a transactional level basis for invoice payment services when making customer payments, decreased $1.0 million, or 8.9%. The decrease in financial fee income was primarily due to a decline in transportation dollar volumes of 6.5%, in addition to changes in the manner certain vendors receive payments. The Company expects financial fees to increase in future quarters as a result of the launch of its new working capital solution as well as other initiatives to increase revenue related to customer payments.

Net Interest Income – Net interest income decreased $84,000, or 0.5%. The decrease in net interest income was attributable to a decline in average interest-earning assets of $52.3 million, or 2.6%. The Company had fewer funds to invest due to the loss of approximately $100.0 million of CassPay related balances in February 2024 as a result of a cyber attack on a large client. The Company does not expect these payment volumes and related balances from this client to return.

The Company’s net interest margin improved to 3.32% as compared to 3.25% in the second quarter of 2023 driven by an increase in the average yield on interest-earning assets of 43 basis points, partially offset by a $197.9 million decrease in average non-interest bearing funding, consisting of $145.6 million in average non-interest bearing deposits and $52.3 million in average accounts and drafts payable and a 46 basis point increase in the cost of interest-bearing liabilities.

Provision for Credit Losses - The Company recorded a provision of credit losses of $400,000 during the second quarter of 2024 as compared to a release of credit losses of $120,000 in the second quarter of 2023. The provision for credit losses for the second quarter of 2024 was largely driven by the increase in total loans of $25.0 million, or 2.4%, as compared to March 31, 2024.

Personnel Expenses - Personnel expenses increased $425,000, or 1.4%. Salaries and commissions increased $642,000, or 2.7%, primarily as a result of merit increases. Share-based compensation decreased $435,000 reflecting the Company’s financial performance and the impact on performance-based restricted stock between the periods. Looking forward to the second half of 2024, the Company expects to take advantage of recent technology investments to begin decreasing the run rate level of salaries and commissions expense.

Also, on July 16, 2024, the Company approved an Amendment providing for the termination of its noncontributory defined-benefit pension plan. The Company expects to record one-time termination expenses of approximately $5.0 million through operating expense related to the plan termination. The expense related to the termination is expected to be incurred during the fourth quarter of 2024 and first quarter of 2025 as the plan liabilities are settled. The successful termination of the plan is expected to reduce run rate operating expense by approximately $1.0 million on an annual basis.

Non-Personnel Expenses - Non-personnel expenses increased $3.0 million. Included in non-personnel expenses for the second quarter of 2024 are $2.1 million of reserves and other losses on outstanding receivables in addition to $1.3 million related to estimated late fees to be incurred on facility transactions. The late fees were mostly driven by a check processing delay with our third-party vendor, the same CassPay client which incurred the cyber attack.

Loans - When compared to March 31, 2024, ending loans increased $25.0 million, or 2.4%. The Company experienced growth in its franchise restaurant and equipment finance portfolios during the second quarter of 2024.

Payments in Advance of Funding – Average payments in advance of funding decreased $41.7 million, or 16.4%, primarily due to a 6.5% decrease in transportation dollar volumes, which led to fewer dollars advanced to freight carriers, as well as the continued consolidation of freight carriers.

Deposits – Average deposits decreased $16.6 million, or 1.6%, when compared to the second quarter of 2023 and $34.1 million, or 3.2%, as compared to the first quarter of 2024. The Company has experienced a migration of client funds from non-interest bearing to interest-bearing driven by the rising interest rate environment. In addition, seasonal tax and compensation payments contributed to the decrease in average non-interest bearing deposits as compared to the first quarter of 2024.

Accounts and Drafts Payable - Average accounts and drafts payable decreased $52.3 million, or 5.0%. The decrease in these balances, which are non-interest bearing, are primarily reflective of the cyber event at a CassPay client which decreased average balances by approximately $100.0 million and a decrease in transportation dollar volumes of 6.5%, partially offset by an increase in facility dollar volumes of 10.1%. Accounts and drafts payable are a significant source of funding generated by payment float from transportation, facility and CassPay clients.

Shareholders’ Equity - Total shareholders’ equity has increased $116,000 since December 31, 2023 as a result of net income of $11.6 million, partially offset by dividends of $8.0 million, an increase in accumulated other comprehensive loss of $2.2 million primarily related to the fair value of available-for-sale investment securities and the repurchase of Company stock of $1.0 million.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $90 billion annually on behalf of clients, and with total assets of $2.3 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass was recently named as one of America’s best midsize companies by a leading publication and is part of the Russell 2000®. More information is available at www.cassinfo.com.
Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include the impact of economic and market conditions, inflationary pressures, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Actual results may differ materially from those set forth in the forward-looking statements.

Note to Investors

The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Consolidated Statements of Income (unaudited)

($ and numbers in thousands, except per share data)

	Quarter Ended June 30, 2024	Quarter Ended March 31, 2024	Quarter Ended June 30, 2023	Six-Months Ended June 30, 2024	Six-Months Ended June 30, 2023
Processing fees	$21,103	$21,253	$19,386	$42,356	$38,899
Financial fees	10,628	10,777	11,662	21,405	22,921
Total fee revenue	$31,731	$32,030	$31,048	$63,761	$61,820

Interest and fees on loans	13,592	12,776	12,931	26,368	25,166
Interest and dividends on securities	4,383	4,437	4,677	8,820	9,471
Interest on federal funds sold and other short-term investments	3,267	4,441	2,100	7,708	5,213
Total interest income	$21,242	$21,654	$19,708	$42,896	$39,850
Interest expense	5,312	5,178	3,694	10,490	6,938
Net interest income	$15,930	$16,476	$16,014	$32,406	$32,912
(Provision for) release of credit losses	(400)	(95)	120	(495)	460
Loss on sale of investment securities	(13)	—	(199)	(13)	(160)
Other	1,342	1,267	1,224	2,609	2,520
Total revenues	$48,590	$49,678	$48,207	$98,268	$97,552
Salaries and commissions	24,259	23,976	23,617	48,235	46,222
Share-based compensation	474	1,226	909	1,700	2,858
Other benefits	5,124	5,405	4,906	10,529	10,378
Total personnel expenses	$29,857	$30,607	$29,432	$60,464	$59,458
Occupancy	826	861	907	1,687	1,762
Equipment	1,988	1,881	1,749	3,869	3,399
Other	10,122	7,322	7,251	17,444	15,092
Total operating expenses	$42,793	$40,671	$39,339	$83,464	$79,711
Income from operations before income taxes	$5,797	$9,007	$8,868	$14,804	$17,841
Income tax expense	1,313	1,855	1,730	3,168	3,586
Net income	$4,484	$7,152	$7,138	$11,636	$14,255
Basic earnings per share	$.33	$.53	$.53	$.86	$1.05
Diluted earnings per share	$.32	$.52	$.52	$.84	$1.03

Share data:
Weighted-average common shares outstanding	13,538	13,530	13,553	13,534	13,576
Weighted-average common shares outstanding assuming dilution	13,822	13,785	13,854	13,804	13,859

Consolidated Balance Sheets

($ in thousands)

	(unaudited) June 30, 2024	(unaudited) March 31, 2024	December 31, 2023
Assets:
Cash and cash equivalents	$223,727	$192,803	$372,468
Securities available-for-sale, at fair value	540,802	621,929	627,117
Loans	1,061,991	1,036,997	1,014,318
Less: Allowance for credit losses	(13,633)	(13,299)	(13,089)
Loans, net	$1,048,358	$1,023,698	$1,001,229
Payments in advance of funding	214,581	221,552	198,861
Premises and equipment, net	33,469	32,613	30,093
Investments in bank-owned life insurance	49,840	49,496	49,159
Goodwill and other intangible assets	20,281	20,463	20,654
Accounts and drafts receivable from customers	78,407	32,856	110,651
Other assets	73,131	98,169	68,390
Total assets	$2,282,596	$2,293,579	$2,478,622

Liabilities and shareholders’ equity:
Deposits
Non-interest bearing	$372,031	$412,879	$524,359
Interest-bearing	640,315	666,213	616,455
Total deposits	$1,012,346	$1,079,092	$1,140,814
Accounts and drafts payable	996,832	944,793	1,071,369
Other liabilities	43,493	40,207	36,630
Total liabilities	$2,052,671	$2,064,092	$2,248,813

Shareholders’ equity:
Common stock	$7,753	$7,753	$7,753
Additional paid-in capital	204,128	204,361	208,007
Retained earnings	149,236	148,845	145,782
Common shares in treasury, at cost	(81,554)	(82,316)	(84,264)
Accumulated other comprehensive loss	(49,638)	(49,156)	(47,469)
Total shareholders’ equity	$229,925	$229,487	$229,809
Total liabilities and shareholders’ equity	$2,282,596	$2,293,579	$2,478,622

Average Balances (unaudited)

($ in thousands)

	Quarter Ended June 30, 2024	Quarter Ended March 31, 2024	Quarter Ended June 30, 2023	Six-Months Ended June 30, 2024	Six-Months Ended June 30, 2023
Average interest-earning assets	$1,958,427	$2,063,239	$2,010,771	$2,010,833	$2,086,333
Average loans	1,039,461	1,016,246	1,075,891	1,027,854	1,076,055
Average securities available-for-sale	589,480	635,422	686,777	612,451	705,703
Average short-term investments	265,291	352,163	185,230	308,727	239,886
Average payments in advance of funding	213,185	194,338	254,869	203,761	247,918
Average assets	2,308,045	2,381,582	2,370,359	2,344,813	2,434,494
Average non-interest bearing deposits	407,079	447,900	552,718	427,489	553,178
Average interest-bearing deposits	638,328	631,622	509,319	634,975	549,985
Average borrowings	11	11	3,199	11	4,509
Average interest-bearing liabilities	638,339	631,633	512,518	634,986	554,494
Average accounts and drafts payable	996,944	1,035,833	1,049,281	1,016,388	1,072,105
Average shareholders’ equity	$225,265	$226,669	$214,066	$225,967	$211,940

Consolidated Financial Highlights (unaudited)

($ and numbers in thousands, except ratios)

	Quarter Ended June 30, 2024	Quarter Ended March 31, 2024	Quarter Ended June 30, 2023	Six-Months Ended June 30, 2024	Six-Months Ended June 30, 2023
Return on average equity	8.01%	12.66%	13.37%	10.36%	13.56%
Return on average assets	0.78%	1.20%	1.21%	1.00%	1.18%
Net interest margin (1)	3.32%	3.26%	3.25%	3.29%	3.24%
Average interest-earning assets yield (1)	4.41%	4.27%	3.98%	4.34%	3.91%
Average loan yield	5.26%	5.06%	4.82%	5.16%	4.72%
Average investment securities yield (1)	2.84%	2.71%	2.64%	2.77%	2.63%
Average short-term investment yield	4.95%	5.07%	4.55%	5.02%	4.38%
Average cost of total deposits	2.04%	1.93%	1.38%	1.99%	1.25%
Average cost of interest-bearing deposits	3.35%	3.30%	2.88%	3.32%	2.50%
Average cost of interest-bearing liabilities	3.35%	3.30%	2.89%	3.32%	2.52%
Allowance for credit losses to loans	1.28%	1.28%	1.25%	1.28%	1.25%
Non-performing loans to total loans	—%	—%	—%	—%	—%
Net loan charge-offs (recoveries) to loans	—%	—%	—%	—%	—%
Common equity tier 1 ratio	14.32%	14.84%	13.66%	14.32%	13.66%
Total risk-based capital ratio	15.08%	15.60%	14.39%	15.08%	14.39%
Leverage ratio	11.32%	10.92%	10.65%	11.32%	10.65%
(1) Yields are presented on tax-equivalent basis assuming a tax rate of 21%.

Transportation invoice volume	8,879	8,771	9,193	17,649	18,291
Transportation dollar volume	$9,081,343	$8,939,646	$9,711,801	$18,020,989	$19,980,252
Facility expense transaction volume	4,337	4,264	3,467	8,601	6,935
Facility expense dollar volume	$5,039,283	$5,329,566	$4,578,490	$10,368,848	$9,891,875